EXHIBIT 99.1


             TRANS CONTINENTAL ENTERTAINMENT GROUP, INC. ANNOUNCES
                        THE APPOINTMENT OF NEW AUDITORS

ORLANDO, FL (JULY 7, 2003) -- Trans Continental Entertainment Group, Inc. (OTCBB: TCTE) today announced the appointment of Grant Thornton LLP to audit its consolidated financial statements for the fiscal year ending July 31, 2003.

Additionally, the Company announced that it has experienced some delay in releasing third quarter results, in order to allow its new auditors time to review its interim report for the period ended April 30, 2003. The Company is in the process of reviewing the financial accounting and reporting implications of the previously announced Agreement and Plan of Merger among the Company and Trans Continental Classics, Inc. The Company has asked its new auditor to review such business combination and confirm whether its prior interpretation of Statement of Financial Accounting Standards No. 141, Business Combinations, is appropriate in the circumstances.

"We are extremely happy to be able to count on the technical resources and strength of Grant Thornton and with our continued sales growth in spite of the soft economic environment in the United States," said Chief Executive Officer Mark Tolner.

The Company operates TCT, a searchable database for aspiring musicians at www.tctalent.com, and WSN, a searchable database for aspiring actors and models at www.wscouts.com, and has more than 70 franchise offices worldwide. The pioneering web-based approach provides aspiring talent the opportunity to be seen by more than 1,000 casting directors, agencies and industry professionals without having to leave their hometown. The Company processed more than two million talent opportunities in 2002 and approximately four million opportunities in the first half of 2003.

Caution Concerning Forward-Looking Statements by Trans Continental Entertainment Group, Inc.: This document may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and factors affecting the integration of the businesses of Trans Continental Entertainment Group, Inc. More detailed information about these factors may be found in filings by Trans Continental Entertainment Group, Inc. with the Securities and Exchange Commission, including their most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. Trans Continental Entertainment Group, Inc. is under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

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CONTACT:   Mark Tolner
           407.253.5000
           mtolner@wscouts.com